008 Convertible Securities, October 31, 2010, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					15,141
Class B					   321
Class C		    			 1,374

72DD2
Class M		     		   	   118
Class R		     		            89
Class Y		    			 2,552

73A1

Class A					 0.568
Class B					 0.430
Class C	      			         0.432

73A2

Class M	      			         0.475
Class R		 			 0.524
Class Y					 0.614


74U1

Class A					25,686
Class B					   643
Class C					 2,991

74U2

Class M					   240
Class R					   178
Class Y					 4,301

74V1

Class A					 19.31
Class B					 18.99
Class C					 19.13

74V2

Class M					 19.14
Class R					 19.24
Class Y					 19.30


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.